As filed with the U.S. Securities and Exchange Commission on August 30, 2024.

Registration No. 333-279569

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

AMENDMENT NO. 2
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________________

INLIF LIMITED

(Exact name of registrant as specified in its charter)

__________________________

Cayman Islands	3569	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 88, Hongsi Road
Yangxi New Area, Honglai Town
Nan’an City, Quanzhou
The People’s Republic of China
+86 15375760760
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________

With a Copy to:

Ying Li, Esq. Lisa Forcht, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 212-530-2206	Laura Hemmann, Esq. iTKG Law LLC 103 Carnegie Center, Suite 300 Princeton, NJ 08540-6235 835-222-4854

__________________________

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

INLIF LIMITED is filing this Amendment No. 2 (this “Amendment No. 2”) to the Registration Statement on Form F-1 (Registration No. 333-279569), originally filed with the U.S. Securities and Exchange Commission on May 21, 2024 (the “Registration Statement”), as an exhibit-only filing, solely to file Exhibit 23.1. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, the Exhibit Index, and the exhibit being filed with this Amendment No. 2. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association, which will become effective upon or before completion of this offering, provide that, to the extent permitted by law, we shall indemnify against all expenses, including legal fees, and against all judgments, fines, and amounts paid in settlement and reasonably incurred in connection with legal, administrative, or investigative proceedings any person who: (i) is or was a party or is threatened to be made a party to any threatened, pending, or completed proceedings, whether civil, criminal, administrative, or investigative, by reason of the fact that the person is or was a director, managing director, agent, auditor, secretary, and other officer for the time being of our Company, or (ii) is or was, at the request of our Company, serving as a director, managing director, agent, auditor, secretary, and other officer for the time being of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust, or other enterprise.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

In connection with the incorporation of INLIF Cayman, the Company issued (i) 36,874 HKD-Denominated Ordinary Shares to LIANKEN (100% beneficial owned by Wenzao Huang); (ii) 31,375 HKD-Denominated Ordinary Shares to TIANHUA (100% beneficial owned by Xiaolong Chen); (iii) 19,000 HKD-Denominated Ordinary Shares to XINGCAN (100% beneficial owned by Yunjun Huang); and (iv) 11,750 HKD-Denominated Ordinary Shares to WEIBO (100% beneficial owned by Jinliang Xu). On February 14, 2023, Mapcal Limited transferred the one HKD-Denominated Ordinary Share held by it to LIANKEN. The issuance of shares was at the consideration of HK$0.

In connection with the Second Reorganization, the Company issued (i) 68,164 HKD-Denominated Ordinary Shares to LIANKEN (100% beneficial owned by Wenzao Huang), for consideration of HK$681.64; (ii) 57.995 HKD-Denominated Ordinary Shares to TIANHUA (100% beneficial owned by Xiaolong Chen), for consideration of HK$579.95; (iii) 35,120 HKD-Denominated Ordinary Shares to XINGCAN (100% beneficial owned by Yunjun Huang), for consideration of HK$351.20; (iv) 21,721 HKD-Denominated Ordinary Shares to WEIBO (100% beneficial owned by Jinliang Xu), for consideration of HK$217.21; and (v) 18,000 HKD-Denominated Ordinary Shares to Kerui (100% beneficial owned by Lihui Xu) for the 100% of the equity interests in Fanqi HK.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)     The undersigned registrant hereby undertakes that:

(1)    for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quanzhou, the People’s Republic of China, on August 30, 2024.

INLIF LIMITED
By:	/s/ Rongjun Xu
Rongjun Xu
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Rongjun Xu	Chief Executive Officer	August 30, 2024
Name: Rongjun Xu	(Principal Executive Officer)
/s/ Yanting Chen	Chief Financial Officer	August 30, 2024
Name: Yanting Chen	(Principal Accounting and Financial Officer)
/s/ Wenzao Huang	Chairman of Board of Directors	August 30, 2024
Name: Wenzao Huang
/s/ Yunjun Huang	Director	August 30, 2024
Name: Yunjun Huang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America of INLIF LIMITED, has signed this registration statement or amendment thereto in New York, NY on August 30, 2024.

Cogency Global Inc. Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Sr. Vice President on behalf of Cogency Global Inc.

EXHIBIT INDEX

Description
1.1**	Form of Underwriting Agreement
3.1**	Amended and Restated Memorandum of Association
3.2**	Amended and Restated Articles of Association
4.1**	Specimen Certificate for Ordinary Shares
5.1**	Opinion of Ogier regarding the validity of the Ordinary Shares being registered
10.1**	Form of Employment Agreement by and between executive officers and the Registrant
10.2**	Form of Indemnification Agreement with the Registrant’s directors and officers
10.3**	Form of Director Offer Letter between the Registrant and its directors
10.4**	English Translation of the Form of Collaboration Agreement with customers of Ewatt Robot Equipment Co. Ltd.
10.5**	English Translation of the Form of Sales Agreement
10.6**	English Translation of the Procurement Agreement
10.7**	English Translation of the Collaboration Agreement by and between Ewatt Robot Equipment Co. Ltd. and Min’nan University of Science and Technology dated March 3, 2023
10.8**	English Translation of the Agreement Collaboration Agreement by and between Ewatt Robot Equipment Co. Ltd. and Min’nan Science and Technology College dated May 12, 2022
10.9**	English Translation of the Insurance Policy for 28 patents of Ewatt Robot Equipment Co. Ltd. dated December 30, 2022
21.1**	List of Subsidiaries
23.1*	Consent of Onestop Assurance PAC
23.2**	Consent of Ogier (included in Exhibit 5.1)
23.3**	Consent of Dacheng
24.1**	Powers of Attorney
99.1**	Code of Business Conduct and Ethics of the Registrant
99.2**	Consent of Frost & Sullivan
99.3**	Consent of Independent Director Nominee (Yaner Zhang)
99.4**	Consent of Independent Director Nominee (Yongfu Zeng)
99.5**	Consent of Independent Director Nominee (Yongjun Zhou)
107**	Filing Fee Table

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*        Filed herewith

**      Previously Filed